                                                                       EXHIBIT B

                               SUPPORT AGREEMENT



          This SUPPORT AGREEMENT (this "Agreement"), dated as of June 8, 2001,
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by and between Envirosource, Inc., a Delaware corporation (the "Company"), and
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FS Equity Partners II, L.P. ("Stockholder").  Capitalized terms used but not
                              -----------
otherwise defined herein shall have the meanings set forth in the Merger Agreement (defined below).

          WHEREAS, concurrently herewith, the Company and ES Acquisition Corp., a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of GSC
                         ----------
Recovery II, L.P., a Delaware limited partnership ("GSC"), are entering into an
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Agreement and Plan of Merger of even date herewith substantially in the form attached hereto as Exhibit A (the "Merger Agreement"), which agreement forms an
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integral part of an overall restructuring of the Company's outstanding indebtedness (the "Restructuring");

          WHEREAS, the respective Boards of Directors of Merger Sub and the Company and, through its general partner, GSC, as sole shareholder of Merger Sub, have approved the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions of the Merger Agreement
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and in accordance with the Delaware General Corporation Law ("DGCL"), whereby
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each issued and outstanding share of Company Common Stock not owned by Merger
Sub, the Company or any of its Subsidiaries (and not properly exercising appraisal rights) will be converted into the right to receive $0.20 in cash, without interest;

          WHEREAS, as of the date hereof, Stockholder beneficially owns directly and indirectly 2,741,013 shares of Company Common Stock (the "Owned Shares"),
                                                              ------------
excluding options, if any beneficially owned, to acquire shares of Company
Common Stock (the "Options");
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          WHEREAS, as a condition to its willingness to pursue the Restructuring and enter into the Merger Agreement, the Company has requested that Stockholder agree, and Stockholder hereby agrees, (i) to vote the Owned Shares in favor of adopting the Merger Agreement, together with any shares of Company Common Stock acquired by Stockholder after the date hereof and prior to the Company Stockholders Meeting, whether upon the exercise of Options, conversion of convertible securities or otherwise (collectively, the "Voting Shares") on the
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terms and subject to the conditions provided for in this Agreement and (ii) to enter into the other agreements set forth herein.

          NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:
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          1.   Agreement to Vote.
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          1.1. Voting.  Stockholder hereby agrees that, during the time the
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Merger Agreement and this Agreement are in effect and until the Effective Time, at the Company Stockholders Meeting and at any meeting of the stockholders of the Company, however called, Stockholder shall vote or cause to be voted the Voting Shares (a) in favor of adopting the Merger Agreement; (b) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (c) against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries with any entity other than an affiliate of GSC; (ii) a sale or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company and its Subsidiaries other than any such transaction that is part of the Restructuring; or (iii) any transaction entered into pursuant to a Company Takeover Proposal. Stockholder hereby revokes any proxy previously granted by Stockholder with respect to the Voting Shares and shall not enter into any agreement with or grant any proxy to any person or entity, except as permitted in Section 1.2 hereof, prior to the termination of this Agreement to vote or give instructions in any manner inconsistent with clauses (i)-(iii) of the preceding sentence.

          1.2. No Inconsistent Arrangements.  Stockholder hereby covenants and
               ----------------------------
agrees that, except as contemplated by this Agreement and the Merger Agreement, Stockholder shall not (i) except to members of Stockholder's family or any trusts or partnerships the beneficiaries or equity owners of which, respectively, are members of Stockholder's family (and which, prior to a transfer, shall agree with the Company in writing to be bound by the provisions of this Agreement), transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Voting Shares or any interest therein, (ii) except with GSC, enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Voting Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Voting Shares, (iv) deposit any Voting Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Voting Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of Stockholder's obligations hereunder or the transactions contemplated hereby or by the Merger Agreement or which would make any representation or warranty of Stockholder hereunder untrue or incorrect.

          1.3. Reasonable Best Efforts.  Subject to the terms and conditions of
               -----------------------
this Agreement, Stockholder hereby agrees to use Stockholder's reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by Sections 1.1-1.4 of this Agreement.

          1.4. Waiver of Appraisal Rights.  Stockholder agrees not to exercise
               --------------------------
nor to permit any other Person to exercise any rights (including, without limitation, under Section 262 of the DGCL) to demand appraisal of any Voting Shares with respect to the Merger.

          2.   Expiration.  This Agreement and Stockholder's obligations
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hereunder shall terminate on the earlier of: (i) the Effective Time of the
Merger, (ii) the time the Merger Agreement is terminated in accordance with its terms; provided that any such termination shall not affect Stockholder's liability for any breach of Stockholder's obligations hereunder arising prior to such termination, (iii) upon written notice to the Company given by FS Equity Partners II, L.P., after the Company Board shall have, by Specified Vote, withdrawn or modified, in a manner adverse to Merger Sub, its approval or recommendation of the Merger Agreement or the Merger; provided, that such notice of termination must be received by the Company prior to adoption of the Merger Agreement by the Company's stockholders and within five Business Days of the date the Company Board has taken the Specified Vote (which the Company agrees to promptly advise Stockholder of upon occurrence) or (iv) the Company Board approves an amendment to the Merger Agreement that either (a) reduces the consideration to be received by holders of shares of Company Common Stock to less than $0.20 per share in cash except as otherwise provided in Section 1.8 of the Merger Agreement or (b) imposes any liability or obligation on any holder of shares of Company Common Stock in excess of those specified in the form of Merger Agreement attached hereto as Exhibit A. Any termination pursuant to
                                    ---------
clause (iii) above, however, shall be conditional upon and become effective only if Merger Sub or its designated Affiliate shall have received full payment of the Termination Fee and Expenses contemplated by Section 4.5(b) of the Merger Agreement if Merger Sub so elects by termination of the Merger Agreement pursuant to Section 6.1(h) thereof.

          3.   Representation and Warranties.  Stockholder hereby represents and
               -----------------------------
warrants to the Company as follows:

          (a)  Ownership of Shares. On the date hereof, the Owned Shares are
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owned of record or beneficially by Stockholder and, on the date hereof, the
Owned Shares constitute all of the shares of Company Common Stock owned of record or beneficially by Stockholder. Stockholder has sole voting power and sole power of disposition with respect to all of the Owned Shares, with no restrictions, subject to applicable federal securities laws, on Stockholder's rights of disposition pertaining thereto.

          (b)  Power; Binding Agreement. Stockholder has the legal capacity,
               ------------------------
power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any other agreement to which Stockholder is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms.

          (c)  No Conflicts. Other than any disclosure filings required under
               ------------
the Exchange Act, no authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the performance by Stockholder of its obligations under this Agreement.

          4.   Additional Shares.  Stockholder hereby agrees, while this
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Agreement is in effect, to promptly notify the Company of the number of any additional shares of Company Common Stock acquired by Stockholder, if any, after the date hereof.

          5.   Further Assurances.  From time to time, at the Company's request
               ------------------
and without further consideration, Stockholder shall execute and deliver any written consents, proxies or other instruments reasonably necessary or desirable to (i) vote or cause to be voted the Voting Shares (A) in favor of the adoption of the Merger Agreement and the consummation of the Merger, (B) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (C) against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger, and
(ii) revoke any proxy previously granted by Stockholder with respect to the Voting Shares.

          6.   Miscellaneous.
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          6.1  Entire Agreement; Assignment.  This Agreement (i) constitutes the
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entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise.

          6.2  Amendments.  This Agreement may not be modified, amended, altered
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or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto and consented to by Merger Sub.

          6.3  Notices.  All notices, requests, claims, demands and other
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communications hereunder shall be in writing and shall be given by hand delivery, telegram, telex or telecopy or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

          If to Stockholder:


          FS Equity Partners II, L.P.
          c/o Freeman Spogli & Co.
          11100 Santa Monica Blvd.
          Suite 1900
          Los Angeles, California 90025
          Attention:
          Facsimile:



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

          with a copy to (which by itself shall not constitute notice):

          Riordan & McKinzie, A Professional Law Corporation
          California Plaza, 29/th/ Floor
          300 South Grand Avenue
          Los Angeles, California 90071
          Attention: Roger H. Lustberg, Esq.
          Facsimile:

          If to Company:

          Envirosource, Inc.
          1155 Business Center Drive
          Horsham, Pennsylvania 19044-3454
          Attention: Mr. John T. DiLacqua
          Facsimile: (215) 956-5415

          with a copy to (which by itself shall not constitute notice):

          Akin, Gump, Strauss, Hauer & Feld, L.L.P
          590 Madison Avenue
          New York, New York 10022
          Attention: Patrick J. Dooley, Esq. and Stephen Kuhn, Esq.
          Facsimile: (212) 872-1002

          and, in all cases, with a copy to Merger Sub:

          c/o Greenwich Street Capital Partners
          500 Campus Drive, Suite 220
          Florham Park, New Jersey
          Attention:  Robert Hamwee
          Facsimile:  973-437-1037

          and a copy to:

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, New York 10153
          Attention:  Ted S. Waksman, Esq. and George A. Davis, Esq.
          Facsimile:  212-310-8007

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

          6.4  Governing Law; Jurisdiction.  This Agreement shall be governed by
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and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of

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

Stockholder and the Company irrevocably submits to the exclusive jurisdiction of any New York state or federal court sitting in New York County in the State of New York (the "Preferred Courts") in any action arising out of or relating to
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this Agreement, hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Preferred Court, hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding, and hereby irrevocably waives the right to a trial by jury. Nothing in this paragraph will affect the right of Stockholder or the Company to bring any action arising out of or relating to this Agreement in any other court if the Preferred Courts will not take jurisdiction of any such action.

          6.5  Specific Performance.  Stockholder recognizes and acknowledges
               --------------------
that a breach by it of any covenants or agreements contained in this Agreement will cause the Company to sustain damages for which it would not have an adequate remedy at law, and therefore Stockholder agrees that in the event of any such breach, the Company shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

          6.6  Counterparts.  This Agreement may be executed in counterparts,
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each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

          6.7  Descriptive Headings.  The descriptive headings used herein are
               --------------------
inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          6.8  Third Party Beneficiaries.  This Agreement shall inure to the
               -------------------------
benefit solely of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for Merger Sub, GSC and GSCP Recovery, Inc. who are third party beneficiaries hereof and shall be entitled to enforce the provisions hereof.

          6.9  Severability.  Whenever possible, each provision or portion of
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any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.



                           [Signature Page Follows]

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

     IN WITNESS WHEREOF, the Company and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.



                            ENVIROSOURCE, INC.



                            By: ________________________
                                John T. DiLacqua
                                Chief Executive Officer



                            FS EQUITY PARTNERS II, L.P.


                            By: FREEMAN SPOGLI & CO.,
                                Its General Partner


                            By: ________________________
                                Name:
                                Title: